Exhibit 23.2

Consent of Independent Valuation Advisor

We hereby consent to the reference to our name (including under the heading “Experts”) and the description of our role under the headings “Net Asset Value Calculation and Valuation Guidelines—Our Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines—Valuation of Investments” in the Registration Statement (No. 333-230465) on Form S-11 of InPoint Commercial Real Estate Income, Inc., to be filed on the date hereof, and in the prospectus to be included therein.

/s/ BDO USA, LLP
BDO USA, LLP
Atlanta, GA

September 18, 2020